As filed with the Securities and Exchange Commission on September 29, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Sunrise Senior Living, Inc.

(Exact name of registrant as specified in its charter)

Delaware	54-1746596
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia	22603

(Address of principal executive offices)	(Zip Code)

2003 Stock Option and Restricted Stock Plan

(Full title of the plan)

Thomas B. Newell, President
Sunrise Senior Living, Inc.
7902 Westpark Drive, McLean, VA 22102

(Name and address of agent for service)

(703) 273-7500

(Telephone number, including area code, of agent for service)

Copy to:

George P. Barsness, Esq.
Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share	price	registration fee

Common Stock, par value $.01 per share	750,000	$26.76 (1)	$20,066,250.00 (1)	$1,623.36

     (1)  Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, as of September 26, 2003 solely for the purpose of calculating the registration fee.

Exhibit Index is on page 8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to participants in the 2003 Stock Option and Restricted Stock Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Sunrise Senior Living, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Commission on March 27, 2003;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 3, 2003, January 6, 2003, April 9, 2003, as amended by the Current Report on Form 8-K/A filed with the Commission on June 11, 2003, July 15, 2003, and August 11, 2003;

(c)	The Registrant’s Form 10-Q for the quarter ended March 31, 2003 filed with the Commission on May 15, 2003;

(d)	The Registrant’s Form 10-Q for the quarter ended June 30, 2003 filed with the Commission on August 13, 2003;

(e)	The description of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), contained in the Registrant’s Form 8-A filed with the Commission on May 16, 2001; and

(f)	All documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, which documents will be part of the registration statement from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law (the “Delaware Law”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide for mandatory indemnification of directors and officers generally to the same extent authorized by the Delaware Law. Under the Bylaws, the Registrant must advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification.

     The Registrant has entered into separate indemnification agreements with certain of its directors and officers. Each indemnification agreement provides for, among other things: (i) indemnification against any and all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, taxes, penalties and amounts paid in settlement) of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under applicable law and (ii) prompt advancement of expenses to any indemnified party in connection with his or her defense against any claim.

     The Registrant also maintains directors’ and officers’ liability insurance.

* * * * *

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant of the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

Exhibit
Number	Description

5	Opinion of Hogan & Hartson L.L.P. regarding the legality of the shares being registered.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Hogan & Hartson L.L.P. (Included in Exhibit 5)

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undertaking concerning indemnification is set forth under the response to Item 6.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 29th day of September, 2003.

SUNRISE SENIOR LIVING, INC.

By: /s/ Paul J. Klaassen Paul J. Klaassen Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Paul J. Klaassen Paul J. Klaassen	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 29, 2003

/s/ Larry E. Hulse Larry E. Hulse	Chief Financial Officer (Principal Financial Officer)	September 29, 2003

/s/ Carl G. Adams Carl G. Adams	Chief Accounting Officer (Principal Accounting Officer)	September 29, 2003

/s/ David W. Faeder David W. Faeder	Vice Chairman of the Board	September 29, 2003

/s/ Ronald V. Aprahamian Ronald V. Aprahamian	Director	September 29, 2003

SIGNATURE	TITLE	DATE

/s/ David G. Bradley David G. Bradley	Director	September 29, 2003

/s/ Craig R. Callen Craig R. Callen	Director	September 29, 2003

/s/ Thomas J. Donohue Thomas J. Donohue	Director	September 29, 2003

/s/ J. Douglas Holladay J. Douglas Holladay	Director	September 29, 2003

/s/ Teresa M. Klaassen Teresa M. Klaassen	Director	September 29, 2003

/s/ Peter A. Klisares Peter A. Klisares	Director	September 29, 2003

/s/ J.W. Marriott, Jr. J.W. Marriott, Jr.	Director	September 29, 2003

EXHIBIT INDEX

Exhibit
Number	Description

5	Opinion of Hogan & Hartson L.L.P. regarding the legality of the shares being registered.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Hogan & Hartson L.L.P. (Included in Exhibit 5)